Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports First Quarter 2012 Financial Results

Net loss improves 67% from prior year quarter; Total revenues decrease 7% from prior year quarter; Operating expenses decrease 18% from prior year quarter

(ROANOKE, VA, May 9, 2012) – Luna Innovations Incorporated (NASDAQ: LUNA) today announced its financial results for the first quarter ended March 31, 2012.

As compared to the same quarter last year, Luna improved its net loss to $0.3 million for the first quarter of 2012 from a net loss of $1.0 million, as lower operating expenses more than offset a decline in revenues. Total revenues decreased to $8.4 million in the first quarter of 2012 compared to $9.0 million in the first quarter of 2011, primarily due to lower revenues from sales of fiber optic test and measurement equipment. Gross profit decreased to $3.2 million for the first quarter of 2012 compared to $3.3 million for the first quarter of 2011.

Luna also reduced its operating expenses to $3.5 million in the first quarter of 2012 compared to $4.2 million in the first quarter of the prior year. Adjusted EBITDA, a non-GAAP measure, which is earnings before interest, taxes, and non-cash expenses of stock based compensation, depreciation, amortization and warrant expense, improved to $0.5 million for the first quarter of 2012, as compared to $0.3 million for the first quarter of 2011. Cash decreased to $7.9 million at March 31, 2012 from $8.9 million at December 31, 2011.

“We continue to make progress towards achieving the corporate growth strategies that we outlined late last year,” said My Chung, chief executive officer of Luna. “For example, we are focusing our efforts on accelerating product sales in fiber optic sensing through ongoing development of our ODiSi platform. Secondly, we recently announced a new development agreement with Philips Healthcare, which further strengthens our position in the medical field. And finally, we are continuing to advance our cybersecurity solutions. We remain confident that achievement of these strategies will drive long-term growth and increased shareholder value.”

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 2

First Quarter Financial and Business Highlights

•	Total revenues decreased by 7%, from $9.0 million in the first quarter of 2011 to $8.4 million in the first quarter of 2012.

•

Products and licensing revenue decreased by 20%, from $3.4 million in the first quarter of 2011 to $2.7 million in the first quarter of 2012. Technology development revenues increased by 1%, to $5.7 million for the first quarter of 2012 from $5.6 million for the first quarter of 2011.

•	Gross profit for the first quarter of 2012 decreased to $3.2 million, or 38% of total revenues, from $3.3 million, or 37% of total revenues, for the corresponding period of 2011.

•

Selling, general and administrative expenses decreased by 25% to $2.8 million, or 33% of total revenues for the first quarter of 2012, from $3.7 million, or 41% of total revenues, for the first quarter of 2011. This decrease was attributable to a $0.4 million reduction in our stock compensation expense, a $0.3 million reduction in legal and other professional fees, primarily the result of a threatened proxy contest in 2011, and $0.2 million of consulting fees to Dr. Kent Murphy incurred in the first quarter of 2011 as a result of accelerating expense recognition under our consulting agreement with him.

•	Total operating expenses decreased to $3.5 million, or 42% of total revenues, for the first quarter of 2012 from $4.2 million, or 47% of total revenues for the first quarter of 2011.

•	Adjusted EBITDA increased to $0.5 million in the first quarter 2012 from $0.3 million in the first quarter of 2011.

•	Net loss attributable to common stockholders improved to $0.4 million for the first quarter of 2012 compared to $1.1 million for the first quarter of 2011.

•	Cash and cash equivalents totaled $7.9 million at March 31, 2012 as compared to $8.9 million at December 31, 2011.

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Luna extended its development and supply agreement with Intuitive Surgical, as the companies work towards the integration of Luna’s shape and position sensing technology into Intuitive’s medical robotic products.

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 3

•	Luna was recognized with a U.S. Army Small Business Innovation Research (SBIR) Achievement award for its successful development of high-performance antennas for military vehicles.

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Luna announced a development agreement with Philips Healthcare to conduct work in advancing Luna’s technology towards the commercialization of fiber-optic shape sensing in the non-robotic medical field.

Outlook 2012

Based on information as of May 9, 2012, Luna continues to expect total revenue for 2012 to be in the range of $32.5 million to $37.0 million. Also for 2012, we continue to anticipate a net loss to common stockholders in the range of $0.2 million to $1.2 million. For the second quarter of 2012, we expect revenue of $8.5 million to $9.0 million and a net loss attributable to common stockholders of $0.1 million to $0.3 million.

Non-GAAP Measures

In evaluating the operating performance of its business, Luna’s management excludes certain charges and credits that are required by generally accepted accounting principles (“GAAP”). These non-GAAP results provide useful information to both management and investors by excluding items that the company believes may not be indicative of its operating performance, because either they are unusual and the company does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course. These non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:00 p.m. (EDT) today to discuss its financial results and business developments for the first quarter of 2012 and expectations for the remainder of 2012. The call can be accessed by dialing 866.356.4441 domestically or 617.597.5396 internationally prior to the start of the call. The participant access code is

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 4

56519917. Investors are advised to dial in at least five minutes prior to the call to register. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. The company’s products are used to measure, monitor, protect and improve critical processes in the markets it serves. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward-Looking Statements:

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include our expectations regarding financial results for the second quarter and full year 2012, the company’s focus on accelerating product sales in fiber optic sensing, continuing development of shape sensing technology in the medical area and advancing cybersecurity solutions, demand for the company’s fiber optic equipment and technologies, our expanded relationship with Intuitive Surgical, and our new relationship with Philips Healthcare. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation the fact that the outlook for the second quarter of and full year 2012 could change, failure of demand for the company’s products and services to meet expectations, technological challenges, and those risks and uncertainties set forth in the company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 5

Luna Innovations Incorporated

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Revenues:
Technology development	$5,659,496	$5,621,615
Products and licensing	2,713,814	3,377,009

Total	8,373,310	8,998,624

Cost of revenues:
Technology development costs	3,902,900	4,086,165
Products and licensing costs	1,247,494	1,572,691

Total	5,150,394	5,658,856

Gross Profit	3,222,916	3,339,768

Operating expense:
Selling, general and administrative	2,800,317	3,725,829
Research, development, and engineering	695,155	512,378

Total	3,495,472	4,238,207

Operating loss	(272,556)	(898,439)

Other expense, net
Other income (expense), net	23,265	(1,985)
Interest expense	(79,658)	(114,423)

Total	(56,393)	(116,408)

Loss before income taxes	(328,949)	(1,014,847)

Income tax expense	5,799	10,020

Net loss	(334,748)	(1,024,867)

Preferred stock dividend	34,096	41,628

Net loss attributable to common stockholders	$(368,844)	$(1,066,495)

Net loss per share of common stock:	$(0.03)	$(0.08)

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 6

Luna Innovations Incorporated

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$7,879,363	$8,939,127
Accounts receivable, net	6,824,530	5,958,086
Inventory, net	3,273,384	3,330,773
Prepaid expenses	930,689	1,071,438
Other current assets	36,796	35,717

Total current assets	18,944,762	19,335,141

Property and equipment, net	2,711,445	2,816,674
Intangible assets, net	513,656	539,563
Other assets	209,252	228,043

Total assets	$22,379,115	$22,919,421

Liabilities and stockholders’ equity
Current Liabilities
Current portion of long term debt obligation	$1,500,000	$1,625,000
Current portion of capital lease obligation	51,717	50,949
Accounts payable	1,649,169	1,656,602
Accrued liabilities	3,570,589	3,612,193
Deferred credits	1,211,972	1,462,603

Total current liabilities	7,983,447	8,407,347

Long-term debt obligation	3,375,000	3,625,000
Long-term lease obligation	169,787	183,008

Total liabilities	11,528,234	12,215,355

Stockholders’ equity:
Preferred stock	1,322	1,322
Common stock	14,063	13,969
Additional paid-in capital	59,805,081	59,289,516
Accumulated deficit	(48,969,585)	(48,600,741)

Total stockholders’ equity	10,850,881	10,704,066

Total liabilities and stockholders’ equity	$22,379,115	$22,919,421

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 7

Luna Innovations Incorporated

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Cash (used in)/provided by operating activities
Net loss	$(334,748)	$(1,024,867)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	284,101	327,413
Share-based compensation	454,584	817,711
Warrant expense	11,886	24,041
Change in assets and liabilities:
Accounts receivable	(866,444)	483,634
Inventory	57,389	(426,375)
Other current assets	139,670	89,405
Other assets	18,791	18,792
Accounts payable and accrued expenses	(60,923)	(384,997)
Deferred credits	(250,631)	684,497

Net cash (used in)/provided by operating activities	(546,325)	609,254

Cash flows used in investing activities
Acquisition of property and equipment	(104,719)	(102,221)
Intangible property costs	(48,246)	(44,203)

Net cash used in investing activities	(152,965)	(146,424)

Cash flows used in financing activities

Payments on capital lease obligations	(12,453)	(5,246)
Payment of debt obligations	(375,000)	(288,523)
Proceeds from exercise of options and warrants	26,979	132,379

Net cash used in financing activities	(360,474)	(161,390)

Net change in cash	(1,059,764)	301,440
Cash and cash equivalents, beginning of period	8,939,127	7,216,580

Cash and cash equivalents, end of period	$7,879,363	$7,518,020

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LUNA INNOVATIONS INCORPORATED	Luna Q112 Earnings, Page 8

Luna Innovations Incorporated

Reconciliation of EBITDA and Adjusted EBITDA to Net Loss

	Three months ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Net loss	$(334,748)	$(1,024,867)

Interest expense	79,658	114,423
Taxes	5,799	10,020
Depreciation and amortization	284,101	327,413

EBITDA	34,810	(573,011)

Share-based compensation and warrant expense	466,470	841,752

Adjusted EBITDA	$501,280	$268,741

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Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com